Exhibit 99.2

Medidata Announces CFO Transition; Rouven Bergmann, CFO SAP North America to Join as Chief Financial Officer; Reaffirms 2015 Guidance

NEW YORK--(BUSINESS WIRE)--April 23, 2015--Medidata (NASDAQ:MDSO), the leading global provider of cloud-based solutions for clinical research in life sciences, today announced that Rouven Bergmann is joining the company as Chief Financial Officer effective Monday, May 18, 2015. Bergmann’s financial and operational experience managing a multibillion-dollar software business extends the breadth and depth of Medidata’s leadership team. Medidata also reaffirmed today that there is no change to its 2015 financial guidance.

“We are excited to have Rouven’s proven financial leadership on the Medidata team, as we continue to scale our business and execute our growth strategy,” said Medidata’s chairman and chief executive officer Tarek Sherif. “His experience makes him ideally suited to assume the role of Medidata’s CFO as we capitalize on new opportunities for innovation in our rapidly evolving market. Importantly, he is also a strong cultural fit for our Company.”

As Chief Financial Officer of SAP North America, Bergmann was responsible for overseeing all financial activities for SAP’s largest business unit. His key accomplishments include driving SAP’s transition from a traditional licensing model to SaaS (software-as-a-service) and leading transformational acquisition integrations. Since joining SAP in 2005, Bergmann has served as chief operating officer for SAP’s global R&D organization, as well as in key leadership roles in Waldorf, Germany; Bangalore, India; and Palo Alto. He earned masters degrees in mechanical engineering and business administration from Technical University of Kaiserslautern in Germany and a PhD in economics and finance from the University of Munich in Germany.

“Medidata is at a transformational stage in its development and is well-positioned to deliver long-term value to both clients and shareholders,” said Bergmann. “I’m excited about the opportunity to drive Medidata’s business forward and help accelerate transformation in the drug development industry through the adoption of Medidata’s innovative cloud-based platform and services.”

Cory Douglas, Medidata’s current Chief Financial Officer, will pursue opportunities outside of Medidata by mutual agreement upon Bergmann’s start. Sherif stated, "Cory has been a key contributor and a great team player during a period of significant change and growth at Medidata. He will be missed and we wish him all the best. We thank Cory for his service to Medidata throughout his tenure."

About Medidata Solutions

Medidata is the leading global provider of cloud-based solutions for clinical research in life sciences, transforming clinical development through its advanced applications and intelligent data analytics. The Medidata Clinical Cloud® brings new levels of productivity and quality to the clinical testing of promising medical treatments, from study design and planning through execution, management and reporting. We are committed to advancing the competitive and scientific goals of global customers, which include over 90% of the top 25 global pharmaceutical companies; innovative biotech, diagnostic and device firms; leading academic medical centers; and contract research organizations.

CONTACT:
Medidata Solutions
Investor Contact:
Hulus Alpay, 212-419-1025
halpay@mdsol.com
or
Media Contact:
Nicole Pariser, 212-659-1069
npariser@mdsol.com